Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Bill Davis
Perficient, Inc.
(314) 995-8822
bill.davis@perficient.com

Perficient Acquires Tier1 Innovation, LLC

~ Deal Expected To Be Accretive to Earnings Per Share in 2007 ~

AUSTIN, Texas, June 26, 2007 --Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced that it has acquired Tier1 Innovation, LLC. (“Tier1”),  an Oracle-focused IT consulting firm with approximately $11 million in annual revenues. The transaction is expected to increase Perficient’s annualized revenues to nearly $220 million – with approximately 1,200 consulting, technology, sales and support professionals in 17 offices in the United States and Canada. The acquisition is expected to be accretive to earnings per share in 2007.

“The acquisition of Tier1 deepens and broadens our growing expertise in the Oracle product suites, adds a footprint in the important Denver/Rocky Mountain market and should be immediately accretive to cash earnings per share,” said Jack McDonald, Perficient’s chairman and chief executive officer.  “Moreover, Tier1 is a high growth, high gross margin firm with strong billing rates.  This is another important step in our growth plan as we continue to execute aggressively against our robust acquisition pipeline and organic growth goals.”

“Leveraging a full suite of business-driven technology solutions and services across an expanding base of local offices and loyal, long-term clients is core to our growth strategy and this transaction supports that effort,” said Jeff Davis, Perficient’s president and chief operating officer.  “We anticipate significant demand for Tier1’s solutions given the substantial opportunity we see for these solutions across our entire branch network.  Finally, we’re excited about acquiring a firm whose reputation and commitment to excellence is validated by their impressive client roster, premium bill rates and consistently strong utilization.”

The acquisition of Tier1:

•	Deepens Perficient’s expertise around the Oracle-Siebel product suites and introduces a public sector focus and competencies;

•	Expands Perficient’s national footprint by adding national sales and delivery capabilities while also adding an office in Denver, an important market;

•	Adds more than 50 consulting, technology, sales and support professionals;

•	Increases Perficient’s pool of dedicated Siebel consulting professionals to nearly 100;

•
Adds client relationships with enterprise customers including: American Cancer Society, Bally, Bayer, Ingersoll Rand, Invesco, Microsoft, Morgan Stanley, Sports Authority, State of Maryland, Target,  Thomson, and the US Department of Education; and

•	Presents the potential to utilize Perficient’s branch network and client relationships to provide additional opportunities for Tier1’s solution offerings.

“Joining Perficient provides a real opportunity to accelerate the success and momentum of our business,” said Scott Nesbitt, Tier1’s Vice-President. “This is the beginning of our opportunity to do something much bigger with our solutions and services portfolio.”

Nesbitt will join Perficient in a key leadership role, serving as the General Manager of Perficient’s Denver-based Oracle CRM business unit, reporting directly to Kathy Henely, Perficient’s Vice-President of Corporate Operations. Tier1 Vice-President Scott French also joins Perficient, reporting to Nesbitt.

The consideration paid in the transaction is approximately $14.25 million excluding transaction costs, and includes $7.125 million in cash and approximately $7.125 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement). GAAP accounting will require using the closing price of the Company’s common stock at or near the close date in reporting the value of the stock consideration paid in the acquisition.

DecisionPoint International served as an advisor to Perficient on the transaction.

The acquisition is the tenth since 2004 for Perficient. In 2004, the company acquired Chicago-based Genisys Consulting, Inc., Cincinnati-based Meritage Technologies, Inc., and Houston-based ZettaWorks LLC. In 2005, Perficient acquired Houston-based iPath Solutions, Ltd., and Dallas-based Vivare, LP. In 2006, Perficient acquired San Francisco-based Bay Street Solutions, Inc., Detroit-based Insolexen Corp.,  and the Energy, Government and General (EGG) Business Division of Digital Consulting and Software Services, with offices in Houston, Atlanta and New Orleans. Earlier this year, Perficient acquired Philadelphia-based E-Tech Solutions, Inc.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout the United States.  Perficient helps clients gain competitive advantage by using Internet-based technologies to make their businesses more responsive to market opportunities and threats, strengthen relationships with customers, suppliers and partners, improve productivity and reduce information technology costs.  Perficient is a member of the Russell 2000® index and is traded on the Nasdaq Global Select MarketSM, a market for public companies that meet the highest listing standards in the world. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle-Siebel partner. For more information about Perficient, which employs more than 1,100 professionals, please visit www.perficient.com. IBM and WebSphere are trademarks of International Business Machines Corporation in the United States, other countries, or both.

About Tier1 Innovation, LLC.
Tier1 Innovation, LLC is a leading provider of management and systems integration consulting services to clients in the commercial and public sector markets.  Tier1’s thought-leadership and experience in areas such as Customer Relationship Management (CRM), Service-Oriented Architecture (SOA) and Integration services, as well as packaged solutions offerings for government and higher education lead the market in delivering cost-effective resolution to complex business problems.

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Safe Harbor Statement
This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company's growth, credit risks associated with the company's accounts receivable, the company's ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the company’s ability to identify, compete for and complete strategic acquisition and partnership opportunities, and other risks detailed from time to time in the company's filings with Securities and Exchange Commission, including the most recent Form 10-K and Form 10-Q.